Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

LACROIX’S ESSENCES

CONFIRMED AS

“NATURAL”

FORT LAUDERDALE, FL, October 18, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) has announced the results of testing performed by a certified independent laboratory.

A lab, accredited under the strict standards set by the International Standards Organization, tested vendor supplied ingredients to confirm they were derived from natural sources, such as fruit, instead of being artificially created in a lab. The rigorous standards of the American Society for Testing and Materials conclusively proved that no trace of artificial or synthetic additives was found.

The United States Food and Drug Administration (FDA) has stated that the description ‘natural’ on a food label is truthful and non-misleading when ‘nothing artificial or synthetic (including all color additives regardless of source) has been included in, or has been added.’

“While we and our loyal consumers never doubted the outcome of these tests, the results affirm our authenticity to our devoted consumers, retail partners, employees and shareholders,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“All of those wonderful people whose goodness, science, loyalty, courage and compassion, who have supported LaCroix vigorously, should be beaming today! I personally want to extend our deepest appreciation to all those who took their valuable time in support of LaCroix.

-more-

National Beverage Corp.

Our innocence was severely tested these last few weeks with critics using cruel and heartless descriptions that tore at our hearts with shameless fabrications resulting in hundreds of millions of dollars of investor losses by their now proven false allegations. Is our moral code of justice, ‘Innocent Until Proven Guilty’, a once honored and revered dogma, now synthetic? In business today, is there protection for the innocent? It is unfortunate we live in a time when unscrupulous and misleading allegations can be made with complete disregard for the reputation, credibility and integrity of a person, company or brand.

‘Innocence’ is our steadfast claim – and that’s as good as it gets!” Caporella concluded.

More information can be found at www.readthetruefacts.com.

Our Way is Tastefully . . .

Sparkling !!

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!